Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

STEAKHOLDER FOODS LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Steakholder Foods Ltd. 2022 Share Incentive Plan	Equity	Ordinary shares, no par value per share (3)	Rule 457(c) and 457(h)	7,323,580 (4)	$0.064595	$473,066.65	$110.20 per million dollars	$52.13
	Total Offering Amounts					$473,066.65		$52.13
	Total Fee Offsets							$—
	Net Fee Due							$52.13

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares.

(2) Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sale prices ($0.6769 and $0.615 respectively) reported for the ADSs (each representing 10 ordinary shares) on the Nasdaq Capital Market on March 29, 2023.

(3) These shares may be represented by American Depositary Shares (“ADSs”), each of which currently represents ten ordinary shares, no par value (“Ordinary Shares”), of Steakholder Foods Ltd. (the “Registrant”). ADSs issuable upon deposit of the securities registered hereby have been registered under a separate Registration Statement on Form F-6 (File No. 333-253915).

(4) Represents Ordinary Shares reserved for issuance under the Registrant’s 2022 Share Incentive Plan.